Exhibit 99.2

July 29, 2014

Dear Fellow Shareholders:

In an effort to continue to create value for all our shareholders and manage our costs, the Board of Directors of Farmers National Banc Corp. (“Company”) has authorized an odd-lot sale and purchase program (the “Program”) to purchase all of our common shares owned by shareholders who owned 99 shares or fewer shares through the expiration date, currently scheduled to be August 29, 2014. Only shareholders owning 99 shares or less during this period are eligible to participate in the Program. We issued a press release on July 29, 2014 announcing the Program, and additional information about the Program is included with this letter.

As of July 23, 2014, approximately 1,463, or 31%, of Farmers’ 4,669 total shareholders owned 99 or fewer of our common shares, representing approximately 38,596 total shares. The costs associated with shareholder recordkeeping and communications for these shares is significant and the Program will help us reduce those expenses. In addition, the Program will return value to our shareholders, while providing shareholders with 99 or fewer shares a cost efficient way to liquidate their investment.

Shareholders who want to participate in the Program and accept this offer can tender their shares to Farmers at a purchase price of $7.68 per share. This purchase price represents the average closing price of our shares during the thirty (30) day period ending on July 24, 2014. No brokerage or other fees will be charged to shareholders who participate in the Program, although shareholders holding their shares with a broker should contact their broker for information concerning any transaction costs that may be charged by the broker for tendering their shares under the Program. The offer will expire at 5:00 p.m. Eastern Time on August 29, 2014, unless extended or earlier terminated.

Enclosed with this letter are various documents discussing the Program and the specific terms and conditions of this odd-lot tender offer, including the Offer to Purchase and the Letter of Transmittal. We encourage you to review the enclosed documents in their entirety. A summary of the terms of the offer is set forth on pages 3-5 of the enclosed Offer to Purchase. For your convenience, we have also included on pages 5-9 of the Offer to Purchase a list of commonly asked questions and their answers.

If, after reviewing the enclosed documents, you still have any questions about the Program, please use the contact information provided below to contact Farmers National Banc Corp., or Morrow & Co., LLC, the program’s administrator. We urge you to give this matter your full consideration.

Contact Information

Farmers National Banc Corp. (330) 702-7229	Morrow & Co., LLC (800) 267-0201

As always, your continued support of the management team and Board of Directors is appreciated.

Very truly yours,

Kevin J. Helmick

President & CEO